EXHIBIT 99.1

November 28, 2006

Yukon Resources Announces Private Placement Financing of US$2,650,000 with Dundee Securities Corporation

TORONTO, ONTARIO--(CCNMatthews - Nov. 28, 2006) - YUKON RESOURCES CORPORATION ("Yukon") (OTCBB:YUKR)(FWB:YE5) is pleased to announce that it has completed the private placement of 5,300,000 flow-through units of Yukon ("Flow-Through Units") at a price of US$0.50 per Flow-Through Unit for aggregate gross proceeds of US$2,650,000 to accredited investors on a private placement basis. Each Flow-Through Unit is comprised of one flow-through common share (“Flow-Through Common Share”) of Yukon and one-half of one warrant (“FT Warrant”), with each FT Warrant entitling the holder thereof to purchase one non flow-through common share of Yukon at an exercise price of US$0.75 at any time until November 24, 2008. Dundee Securities Corporation acted as agent in connection with the private placement.

Yukon plans to use the gross proceeds from the sale of the Flow-Through Units for exploration expenses related to the Corporation’s Sagar Property located in the Labrador Trough, Quebec, Canada (Find full & current property information at www.yukr.com).

Yukon Resources is a rapidly emerging uranium exploration company with assets in Northern Quebec, Arizona and Finland. Yukon trades on the OTCBB under the symbol YUKR as well as the Frankfurt Exchange under the symbol YE5. The company continues to focus on high priority uranium property acquisition and exploration in order to participate in meeting the significant and increasing demand for uranium as an alternative energy source.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors effecting the Company's operations, markets, products and prices and other factors discussed in the Company's various filings with the Securities and Exchange Commission.

CONTACT INFORMATION

Yukon Resources Corp.
Investor Information Services
Toll Free: 1-866-985-6696

or

Yukon Resources Corp.
Kirk McKinnon
President and CEO
(416) 364-7024 or Toll Free: 1-800-818-5442

or

Yukon Resources Corp.
Richard Schler
Vice President and CFO
(416) 364-7024 or Toll Free: 1-800-818-5442
Email: info@yukonresources.com
Website: www.yukr.com